Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

William J. Wagner

President, Chief Executive Officer

(413) 594-6692

Chicopee Bancorp, Inc. Announces Grand Opening of

its Chicopee Savings Bank South Hadley Branch

December 15, 2008: Chicopee Bancorp, Inc. (the “Company”) (Nasdaq Global Market: CBNK), the holding company for Chicopee Savings Bank (the “Bank”), today announced that Chicopee Savings Bank celebrated the grand opening of their newest branch, located at 32 Willimansett Street on route 33 in South Hadley, with a Ribbon Cutting Ceremony held at the branch location today. The bank’s Board of Directors, management, and local dignitaries including; State Representative, John W. Scibak, South Hadley Building Commissioner, Steve Reno and Town Selectboard member, Robert G. Judge attended today’s ceremony.

The newly constructed South Hadley location is a full-service branch offering two drive-through teller windows, a 24 hour drive-up ATM and night depository service.

Chicopee Savings Bank expanded its branch network beyond the city of Chicopee, first in 2002 with its fifth branch in Ludlow, followed by a branch in West Springfield in 2005. President Wagner commented, “We’re very excited about our expansion in to South Hadley to service our growing customer base. This is the bank’s seventh branch location and as part of the bank’s expansion plans, we are already preparing to open our eighth branch in Ware in January 2009.”

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through the Main Office, it’s lending and operations center and seven branch offices located in Chicopee, Ludlow, West Springfield and now South Hadley, all in Western Massachusetts. For additional information regarding the Bank’s products, services and locations, please visit their web site at www.chicopeesavings.com.